Exhibit 10.4.1

Services Agreement

This Services Agreement (the “Agreement”) is made as of this 15th day of December, 2021, by and between Mobile Global Esports Inc., a Delaware corporation (“MOGO”) and EliteUniversal Sports Alliance India Private Limited, a company duly incorporated under the laws of India having corporate identity number U92490PN2016PTC166347 (“EUSAI”). EUSAI and MOGO are hereinafter each referred to as a “Party” and referred to collectively as the “Parties.”

Whereas, reference is made to that certain Amended and Restated Founders Agreement (“Founders Agreement”) dated as of July 1, 2021 by and between Sports Industry of India Inc., a Delaware corporation, EIN # 81-3957667 (“SII”) and MOGO, as supplemented by that certain Supplement to Founders Agreement (the “Supplement”) made as of the 15th day of October, 2021, by and among SII, EUSAI, and ESI Sports India Private Limited, a company duly incorporated under the laws of India having corporate identity number U92419PN2016PTC167779. The Founders Agreement as supplemented by the Supplement is herein referred to as the “Supplemented Founders Agreement”).

Whereas this Agreement is not deemed to be a further supplement to the Supplemented Founders Agreement, but, rather, a separate agreement between its Parties. Notwithstanding the foregoing, for convenience, except as expressly set forth herein, terms defined in the Supplement have the same meanings when used in this Agreement.

Whereas MOGO is planning to arrange a series of esports tournaments in India (the “Tournaments”)

Whereas EUSAI has experience arranging similar events in India.

Now, therefore the Parties hereby agree on the foregoing recitals and further agree as follows:

1. Engagement. MOGO hereby engages EUSAI to act as MOGO’s independent contractor to arrange, manage and implement the Tournaments for MOGO, subject to MOGO’s control and approvals, and EUSAI hereby accepts such engagement.

2. Tournaments. The following provides certain information pertaining to the planned 2022 Tournaments:

Name	Number of Separate Events	Estimated Number of Days for the Events	Estimated Date(s) for Events (2022)	Other Notes
Open Tournaments	9	25	Jan 22 – Apr 30	Selected Weekends
Inter-University Tournaments	1	3	Jan 28 – Jan 30	GLA University
Rivalry Tournaments	1	TBD	TBD
Divisional Tournaments				Completed
Final National Championship University Tournaments	2	7	Mar 11 – Mar 17	National Esports Championship & All-India Inter-University Esports Championship
International Tournament	1	3	Mar 18 – Mar 20	Indo-US Esports Series

3. Event Plans. The Parties shall mutually develop a plan consisting of the dates, venues and other specifications for each event and each tournament. Upon mutual approval of the plan for a particular event, the plan shall constitute the “Event Plan.” The Event Plan shall specify the respective responsibilities of the Parties, it being understood that EUSAI shall have primary responsibility for executing the event and MOGO shall have primary responsibility for arranging technology and marketing for the event. If the Parties cannot agree on the Event Plan, MOGO is relieved of any obligation under this Special Supplement to EUSAI with respect to that event and the Tournament that includes that event.

4. Event Budgets. Based on each Event Plan, the Parties then shall develop a budget for each event. Upon mutual approval of the budget for a particular event, the budget shall constitute the “Event Budget.” The Event Budget will include any prize money. The amount of prize money will be determined by MOGO in its sole discretion. If the Parties cannot agree on the Event Budget, MOGO is relieved of any obligation under this Special Supplement to EUSAI with respect to that event and the Tournament that includes that event.

5. Funding. MOGO shall fund each Event Budget in accordance with that budget and the Event Plan, provided that MOGO reserves the right to cancel events. If EUSAI incurs costs in accordance with the Event Plan and Event Budget prior to cancelation of an event by MOGO, MOGO will reimburse the costs incurred by EUSAI that were in accordance with the Event Plan and Event Budget. As between the Parties, MOGO has final authority with respect to the Tournaments and any exploitation thereof.

6. Gross Receipts. All Gross Receipts of any kind or character relating to the Tournaments shall be collected for the benefit of MOGO, including advertising, in person admission fees, registration fees, subscription fees, sponsorship revenue, advertising revenue, product placement revenue, concession revenue, in kind contributions and any other tangible, intangible or virtual benefit of value arising from or pertaining to the Tournaments.

7. Fees. In addition to funding the Event Budget, for each event that occurs in accordance with the Event Plan and for which EUSAI renders the services provided for in this Special Supplement and in the Event Plan, MOGO will pay EUSAI a fee equal to the aggregate of:

7.1. The lesser of 10% of the Event Budget for that event, or INR 450,000; plus

7.2. Five percent (5%) of MOGO’s share of any in person admission fees; plus

7.3. Five percent (5%) of MOGO’s share of any concession income at the venue, including sales of Merchandise in the venue; plus

7.4. A bonus based upon the profitability of the Tournaments as a group and EUSAI’s performance, to be determined by MOGO in its sole discretion. The target bonus is up to ten percent (10%) of MOGO’s net profit with respect to the Tournaments. Profits related to Merchandise shall be excluded in the foregoing computation.

8. Ownership. As between the Parties, MOGO owns all Intellectual Property Rights in the Tournaments, each event and all advertising and marketing related thereto and all merchandising related thereto. All services rendered hereunder by EUSAI and any Person it retains with render services with respect thereto are rendered as works for hire for MOGO and MOGO owns all rights therein in perpetuity. To the extent the foregoing is insufficient to vest in MOGO all Intellectual Property Rights, EUSAI on its behalf an on behalf of each Person assisting, engaged or employed by it, hereby exclusively Licenses and assigns to MGO all contributions to the Tournaments, including the right for MOGO to copyright and trademark such work in its name. Upon request by MOGO, EUSAI and its personnel shall do any and all things which MOGO may deem useful or desirable to establish or document MOGO’s rights therein. MOGO may utilize such contributions in any language, anywhere in the universe, in perpetuity, or refrain from doing so, as it determines in its sole and unfettered discretion without any other compensation to any Person. In no event shall this grant be subject to rescission and in no event shall MOGO or any other Person have the right to enjoin, restrain, or interfere in MOGO’s use of these rights.

9. Term. The term of this Agreement will terminate: (i) as mutually agreed by the Parties, (ii) for material uncured breach as described in this paragraph, or (iii) upon completion of all EUSAI services required pursuant to this Agreement and the Event Plans. If a Party sends the other Party a Notice that specifies a material breach of this Agreement and the other Party does not cure the breach within thirty (30) days thereafter, the non- breaching Party may thereafter terminate the term of this Agreement by Notice to the breaching Party sent before a cure of the breaches specified in the Notice to cure.

10. Certain Representations: Each Party represents and warrants to the other: that: (i) it has the right, power and authority to enter into and perform this Supplement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third Person; (ii) it has not made and will not make any commitments or granted any rights in conflict with this Supplement; (iii) neither the execution of this Supplement nor the performance of the Party’s obligations under this Supplement will violate any contract, agreement or Rule to which such Party is subject; (iv) this Supplement has been duly and validly executed and delivered by that Party and constitutes a valid and binding agreement of that Party, enforceable against that Party in accordance with its terms; and (v) any contributions made by such Party or anyone on its behalf to the Tournaments will not violate the rights of any Person. Neither Party represents or warrants to the other that the Tournaments will be successful.

11. Confidentiality and Public Communications: Notwithstanding the Confidentiality provisions of the Supplemented Founders Agreement: (i) MOGO may issue press releases and otherwise advertise and publicize Tournaments,; (ii) either Party may make disclosures as appropriate to comply with investor and insurer disclosures, filing requirements, applicable Rules and court orders; and (iii) the Parties shall agree on information that may be publicly disclosed, including on and in their websites, collateral materials and press releases.

12. Law and Corrupt Practices: All activities undertaken pursuant to this Agreement shall be undertaken in compliance with and subject to all the applicable Rules of the relevant country. The Parties agree to comply with all Rules, including all anti-corruption and anti-bribery legislation applicable to the Parties. Each Party agrees that neither such Party nor any Person working on its behalf in connection with the performance of this Agreement shall make any payment or transfer anything of value, directly or indirectly to: any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); any political party, official of a political party, or candidate for public office; any intermediary, including agents or family members of government officials, for payment to any government official; any other Person in a corrupt or improper effort to obtain or retain business or any advantage in connection with the affairs of any Party; any business selling a competing product in order to eliminate or restrict competition, including agreements to divide the market; or any other Person.

13. Force Majeure: Except as set forth herein, if and to the extent a Party is unable, delayed or restricted in fulfilling any obligation under this Agreement by reason of Force Majeure, that Party shall be entitled to extend the time for fulfilment of such obligation by a time equal to the duration of such delay or restriction and the other Party shall not be entitled to any compensation as a result thereof. “Force Majeure” means an event which results in any Party being unable, delayed or restricted in fulfilling any obligation under this Agreement by reason of Rules, civil insurrection, wars, invasion, military coup, epidemic, pandemic, or Acts of God, union strikes and slowdowns, civil demonstrations and blockades, and similar events, including Covid-19. Events of Force Majeure shall not excuse MOGO from timely accounting for and paying any amounts payable hereunder or excuse any Party from its obligations with respect to indemnification.

14. Indemnification:

14.1. Generally. To the fullest extent permitted by the Rules, each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its respective past, present and future owners, directors, officers, partners, members, employees, agents, representatives, advisors, independent contractors and controlling Persons and their spouses (collectively, the “Indemnified Parties”) from and against any and all claims, losses, damages or liabilities relating to any claim against that Indemnifying Party or by reason of that Indemnifying Party’s breach of any representation, warranty or covenant in this Agreement, or from any other action or failure to act by that Indemnifying Party or any responsibilities of that Indemnifying Party, including all fees, costs, expenses for settlements, judgements, awards, lawyers, expert fees, court costs or otherwise arising therefrom or related thereto, as incurred in connection with investigating, preparing, pursuing, defending, settling, compromising or otherwise becoming involved in any such action, suit, dispute, inquiry, investigation or proceeding, pending or threatened (the “Losses”), other than Losses arising from the breach of this Agreement by the other Party and caused by the Indemnified Party, as sustained by an arbitrator’s decision. Upon receipt of a request from an Indemnified Party, the Indemnifying Party shall promptly advance the foregoing amounts, as invoiced and regardless of whether the Indemnifying Party asserts the Loss arises from a breach of this Agreement by the other Party, caused by the Indemnified Party. The Indemnified Party shall have the right to select counsel of its own choosing with respect to any indemnified matter, provided that all aligned Indemnified Parties shall endeavor to select one lawyer or law firm. If an arbitrator later determines that payments made to an Indemnified Party were improper because that Indemnified Party caused the breach of this Agreement by the Party on whose behalf he, she or it is indemnified, then that Indemnified Party shall reimburse any payments received hereunder.

14.2. Settlements. The Indemnifying Party shall not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, suit, dispute, inquiry, investigation or proceeding arising out of or related to the Indemnified Party, unless the foregoing does not include any admission of fault by the Indemnified Party or any other Indemnified Party and further provided that such settlement, compromise, consent or termination contains a release of the Indemnified Parties reasonably satisfactory in form and substance to them.

14.3. Deductibility. MOGO may deduct all Losses not indemnified or reimbursed in the computation of profits.

14.4. Survival. The indemnification obligations under this Section 14 shall survive and continue in full force and effect notwithstanding the expiration or termination of the Term and are in addition to any other indemnification provided under Rule or insurance coverage.

15. Dispute Resolution:

15.1. Any dispute, controversy or claim involving, arising out of or related to the validity, interpretation, application or enforcement of this Agreement or the transactions contemplated hereby, or any breach or application hereof or tort related hereto, including as to this section’s existence and the validity, termination, scope or enforceability of this agreement to arbitrate shall be submitted to binding arbitration before the American Arbitration Association (“AAA”), whose rules applicable to commercial disputes shall apply except as modified by this Agreement, and the provisions of the California Code of Civil Procedure for contractual arbitration, including Section 1283.05 as to discovery shall apply. Unless the Parties mutually agree otherwise in writing, the arbitration hearing shall take place in Los Angeles County, California and the Parties consent to venue therein. The arbitration shall take place before one arbitrator, who shall be a retired judge. The language of arbitration shall be English and the arbitral award shall be final and binding on the Parties. Each of the Parties irrevocably submits to the exclusive jurisdiction of such arbitration proceeding, waives any and all objections it may now or hereafter have based on the jurisdiction, venue or proceedings set forth in this Agreement and agrees that all claims in respect of such proceeding shall be heard and determined only by such arbitrator, and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court or tribunal. Counsel, parties and witnesses not located in the city in which the arbitration occurs may be deposed and appear at hearings remotely by video telephony or online peer-to-peer services such as Zoom, Microsoft Teams and Skype. If there is no agreement on an arbitrator within 60 days after AAA provides a list of proposed arbitrators, then AAA shall appoint the arbitrator. The arbitrator shall comply with the provisions of this Agreement unless the parties to the arbitration consent in writing otherwise.

15.2. Service of any papers with respect to such arbitration may be effected by delivering any required papers in the manner described in this Agreement for Notices. The award of the arbitrator may be entered with any court whose jurisdiction covers the venue of the arbitration proceeding and such judgment may be enforced with the same force of law as the non-appealable judgment of a U.S. federal court and may be enforced worldwide against the parties, their guarantors and their assets. To the maximum extent permitted by applicable Rule, each Party hereby waives and covenants not to assert any defenses regarding the worldwide enforcement of a judgment hereunder, other than the defense that there has been a prior payment of the judgment, in whole or in part.

15.3. All fees and expenses of counsel to each Party shall be initially borne by such Party, but the arbitrator or court shall award the prevailing Party reasonable costs and expenses, including reasonable attorneys’ fees and expert witness fees, to resolve the dispute and to enforce the final award. If any Party fails to pay its share of the fees and expenses of the arbitrator when and as due then the other Party may request upon ten (10) days’ Notice to all Parties, and the arbitrator shall enter, an award by default against the non- paying Party, unless such fees are paid within such ten-day (10-day) period. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION 15 EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

15.4. The Parties (and any other participants in the arbitration as a condition of such participation) shall maintain the confidential nature of the arbitration proceeding, except as may be necessary to prepare for or conduct the arbitration hearing, as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, the entry of an award in any court having jurisdiction thereof, the enforcement or the award, or as required by Rule or judicial decision.

15.5. If for any reason this Section 15 shall not be sufficient or enforceable as the exclusive means of resolving any and all disputes relating to this Agreement or any rights created hereby, then all such matters shall be adjudicated exclusively by state or federal courts in California County, State of California. Each party agrees to submit to the jurisdiction of, and agrees that venue is proper in, California County for any such legal action or proceeding.

15.6. Notwithstanding the foregoing, actions by a Party for permitted injunctive or other permitted equitable relief may be undertaken in a court of appropriate jurisdiction.

15.7. Notwithstanding anything to the contrary herein, if there is a Dispute and there are claims made against EUSAI, MOGO (but not EUSAI) may elect to commence proceedings in Delhi as set forth in this Section 15, in lieu of commencing the foregoing arbitration. EUSAI waives any equivalent right. In such an event, unless MOGO intentionally and in writing consents otherwise in such arbitration, the arbitration proceeding shall pertain only to the specific matters raised in the complaint pertaining to EUSAI and any defenses with respect thereto (the “Dispute”).

15.7.1. The Dispute shall be referred to and finally resolved by binding arbitration in accordance with the Rules of the Delhi International Arbitration Centre (“DIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat and venue of the arbitration shall be Delhi. The arbitral tribunal will consist of three (3) arbitrators. EUSAI shall appoint one (1) arbitrator, MOGO will appoint one (1) arbitrator and those arbitrators shall jointly nominate the third arbitrator, who shall act as the presiding arbitrator. The language of the arbitration shall be English. Any award by the arbitral tribunal shall be made in writing and shall be final and binding on the Parties. The Parties undertake to carry out and comply with such award without delay and in accordance with applicable Rule. The arbitral tribunal shall also decide on the costs of the arbitration proceedings.

15.7.2. If MOGO makes such election, subject to the foregoing provisions in relation to arbitration, the Courts in Delhi shall have exclusive jurisdiction over any matters pertaining to the Dispute that require judicial intervention in accordance with the applicable rules of the DIAC or applicable Rule in Delhi.

15.8. When any Dispute is under arbitration, except for the matters under Dispute, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Agreement to the extent such rights and obligations are not affected in any manner by the matters under Dispute.

15.9. If there is any conflict between the Supplemented Founders Agreement and this Section 15, this Section 15 will control.

16. Incorporation: Although this Agreement is not deemed to be a further supplement to the Supplemented Founders Agreement, but, rather, a separate agreement between its Parties, for convenience, Section 13 (General Provisions) of the Founders Agreement is hereby incorporated into this Agreement as though set forth herein in full, provided each reference in the Founders Agreement to “Agreement” or to “Parties” when used in this Agreement means this Agreement and the Parties to this Agreement and further provided the addresses for Notices are the addresses set forth herein.

17. Limitation of Liability: EXCEPT ONLY AS TO INDEMNIFICATION REGARDING LOSSES PAID TO UNRELATED THIRD PERSONS, OR A BREACH BY ONE PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, WITH RESPECT TO THE TERM, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER FOR: (1) ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR (2) LOSS OF OPPORTUNITY, MARKET POTENTIAL, OR GOODWILL ON ANY THEORY (CONTRACT, TORT, FROM THIRD-PARTY CLAIMS OR OTHERWISE). No shareholder, partner, member, manager, director, officer, representative, attorney, affiliate, associate, employee or agent of a Party has any financial or other responsibility for any current, future, fixed, contingent or other liability or obligation of that Party (whether on a theory of alter ego, piercing the corporate veil, or otherwise).

18. Entire Agreement: This Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements, dealings, negotiations, promises, representations and communications regarding its subject matter (whether written or oral), between the Parties relating to the subject matter hereof, other than the other agreements referenced herein. There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of this Agreement, except as specifically set forth herein or in the Founders Agreement. This Agreement may not be modified, amended or waived, except by a writing executed by the Responsible Officers for all Parties.

19. Counterparts: This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on both Parties. Electronic transmission of documents in portable document format (PDF) shall be acceptable as if original signatures had been exchanged. Execution by DocuSign is disfavored.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed and entered into this Supplement by their duly authorized representatives as of the date first written above.

EliteUniversal Sports Alliance India Private Limited:	Mobile Global Esports Inc.:

By:	/s/ Sunny Bhandarkar		By:	/s/ David Pross
	Name:	Sunny Bhandarkar		Name:	David Pross
	Title:	Chief Executive Officer		Title:	CEO

Responsible Officers: Richard Whelan, Sunny Bhandarkar		Responsible Officer: David Pross
Email:	Rich@efli.com
	isunnybhandarkar@gmail.com	Email: dpross@mogoesports.com

Copies:	kspivak@SMImanagement.com;	Copies: kspivak@SMImanagement.com;
	dpross@mogoesports.com	richardcwhelan@gmail.com
616 S. El Camino Real, Suite H, San Clemente, CA 92672

Flat No. 24, SN. 43/5, Warje Malwadi, BI-A, Nr. Ganesh

Matha Mandir, Pune, Maharashtra, India, 411029;

Attention: Sunny Bhandarkar